EXHIBIT 21

Subsidiaries of NetIQ Corporation

Subsidiary	Jurisdiction

NetIQ Pty Ltd.	Australia

NetIQ do Brasil Ltda.	Brazil

NetIQ Europe Limited	Ireland

NetIQ Deutschland GmbH	Germany

NetIQ Ireland Limited	Ireland

NetIQ Software International Limited	Cyprus

NetIQ K.K.	Japan

NetIQ Nederlands	The Netherlands

NetIQ Benelux	Benelux

NetIQ Canada Corporation	Canada

NetIQ Denmark Aps	Denmark

NetIQ France Sarl	France

NetIQ Asia Limited	Hong Kong

NetIQ Italia Srl	Italy

NetIQ Asia Pty Ltd.	Singapore

NetIQ Software Espana SL	Spain

NetIQ Limited	United Kingdom

NetIQ Sweden AB	Sweden

Database Tools Development (Proprietary) Limited	South Africa

Marshal Software Limited	New Zealand

Marshal International Limited	New Zealand

Marshal Software LLC	Georgia, USA

Mission Critical Software, Inc.	Delaware, USA

PentaSafe Security Technologies, Inc.	Texas, USA

PentaSafe Acquisition Corp.	Texas, USA

PentaSafe Distribution, Inc.	Delaware, USA

PentaSafe Security Technologies, Ltd.	United Kingdom

PentaSafe Security Technologies, GmbH	Germany

PentaSafe Services, Inc.	Delaware, USA

PentaSafe Security Technologies A/S	Denmark